EXHIBIT 10.4
                                                                    ------------

                      EXPLORATION AND DEVELOPMENT AGREEMENT
                      -------------------------------------


THIS AGREEMENT (hereinafter "Agreement") dated as of the 6th day of March, 2007 ("Effective Date") by and among CUPRUM RESOURCES CORP., a corporation organized and existing under the laws of the Republic of Panama (hereinafter referred to as "Cuprum"), BELLHAVEN COPPER & GOLD, INC., a corporation organized and existing under the laws of British Columbia, Canada (hereinafter referred to as "Bellhaven") and EMPIRE MINERALS CORP., a corporation organized and existing under the laws of the State of Delaware, United States of America (hereinafter referred as "Empire").



                                   WITNESSETH:

     WHEREAS, Cuprum holder of Cerro Chorcha metallic mineral exploration concession application No. 2004-05, Contract No. 006 located in the Guariviara area, Panama, as more fully set forth in Exhibit A hereto (the "Concession");

     WHEREAS, Contract No. 006 was published in the Official Gazette No. 25,517 of April 4, 2006 and is currently valid and in force. An English translation is included in Exhibit B;

     WHEREAS, Cuprum has an authorized share capital of five million (5,000,000) shares with a par value of one cent (0.01) each;

     WHEREAS, Cuprum is a wholly owned subsidiary of Bellhaven;

     WHEREAS, Cuprum and Bellhaven want to assign and convey to Empire, according to terms defined in this Agreement, up to an undivided 75% interest in and to the Concession; and

     WHEREAS, Empire wishes to acquire such interest in and to the Concession by acquiring up to 75% of the share capital of Cuprum;

         NOW, THEREFORE, in consideration of the sum of US$500,000 paid by Empire to Cuprum as provided in Article 3.02A hereof, as well as the other consideration set forth herein, the sufficiency of which is hereby acknowledged, and in consideration of the mutual covenants and agreements hereinafter set forth, it is mutually agreed as follows:


                                    ARTICLE 1
                                    ---------

                                     OPTION
                                     ------


1.01 Option to Empire. Subject to the terms and conditions hereof, and based upon the representations, warranties and covenants contained herein, Cuprum and Bellhaven hereby agree to give and grant to the Empire, and Empire agrees to accept, the sole and exclusive right and option to acquire an undivided 75% legal and beneficial interest in and to the mineral interests comprising the Concession by obtaining 75% of the share capital of Cuprum.

                                   ARTICLE II
                                   ----------

                                 REPRESENTATIONS
                                 ---------------


2.01 Cuprum and Bellhaven represent, warrant and covenant as follows.

A. Cuprum and Bellhaven have full power and authority to enter into this Agreement and to perform the transactions contemplated hereby. This Agreement and the provisions hereof constitute legal and binding obligations of Cuprum and Bellhaven enforceable in accordance with their terms. To the best of their knowledge, neither the execution and delivery of this Agreement nor compliance by and Bellhaven with any of the provisions hereof will conflict with or result in a breach of or default under any of the terms, conditions, or provisions of any agreement or instrument to which Cuprum or Bellhaven is a party or of any law or governmental or administrative regulation or restriction applicable to either of them.

B. There are no actions, suits, claims, proceedings, litigation or investigations pending or, to the best of Cuprum or Bellhaven's knowledge, threatened against either of them at law or in equity, or in arbitration, or before or by any court or other governmental instrumentality which relate to this Agreement, or the Concession, or which could, if continued, adversely affect Cuprum's or Bellhaven's to fulfill the obligations undertaken hereby or their ability to explore or develop the Concession, except for a legal action presented in June 2006 in the Supreme Court of Panama by GeoMinas, S.A. where GeoMinas is challenging the Concession contract alleging that the exploration concession that Geo-Minas had on the same area of the Concession in Cerro Chorcha, which expired on 1999, the resolution whereby it was cancelled by the Ministry of Commerce in the year 2004 was not duly notified to Geo-Minas.

     Cuprum and Bellhaven know of no requirements of law which could materially and adversely affect their ability to explore or develop the Concession.

C. There are no liens, claims, encumbrances, defects or objections whatsoever affecting Cuprum's rights as the sole holder of the Concession, excepting only the paramount title of the Republic of Panama.

D. There has been no act or omission by Cuprum which could result by notice or lapse of time in the breach, termination, abandonment, forfeiture, relinquishment or other premature termination of the Concession.

E. Cuprum, beneficially owns and holds an undivided 100% right, title and interest in and to the Concession.

F. Cuprum has full right, power and authority in respect of the Concession to enter into this Agreement and to grant the option herein contemplated and has not done anything nor refrained from doing anything that might impair the Concession.

G. No other person, firm or corporation has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase or in any way acquire from Bellhaven or Cuprum any interest in and to the Concession.

H. The execution and delivery of this Agreement has been duly authorized by all necessary action on the part of Bell haven and Cuprum.

1. This Agreement constitutes a legal, valid and binding obligation of Bellhaven and Cuprum enforceable against them in accordance with its terms, except as enforcement may be limited by laws of general application affecting the rights of creditors.

J. Bellhaven and Cuprum will use their best efforts to obtain all authorizations, approvals, including regulatory approvals, or waivers that may be necessary or desirable in connection with the transactions contemplated in this Agreement, and will make all filings with, any and all regulatory authorities from whom any such authorization, approvals or other action is required to be obtained or to be made in connection with the transactions contemplated herein, and all such authorizations, approvals and other actions will be in full force and effect, and all such filings will have been accepted by Bellhaven and Cuprum which will be in compliance with, and Bellhaven and Cuprum shall not commit any breach of any regulations or policies of any regulatory authority to which the Concession may be subject.

K. Except for the conditions set out in this Agreement and regulatory approvals of this Agreement by the appropriate regulatory authorities, there are no other consents, approvals or conditions precedent to the performance of this Agreement which have not been obtained.

L. Bellhaven and Cuprum are not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which they are subject or which apply to them in respect of the Concession.

M. No proceedings are pending for, and Bellhaven and Cuprum are unaware of, any basis for the institution of any proceedings leading to the placing of Bellhaven or Cuprum in bankruptcy or subject to any other laws governing the affairs of insolvent persons.

N. Bellhaven through Cuprum is authorized to hold the legal and beneficial right to explore and develop each of the mineral interests comprising the Concession.

O. The mineral interests comprising the Concession have been duly and validly located and recorded in a technically sound and proficient manner pursuant to applicable mining laws.

P. All permits and licenses covering the mineral interests comprising the Concession have been duly and validly issued pursuant to applicable mining laws and are in good standing by the proper doing and filing of assessment work and the payment of all fees, taxes and rentals in accordance with the requirements of applicable mining laws and the performance of all other actions necessary in that regard.

Q. All conditions on and relating to the mineral interests comprising the Concession and the operations conducted thereon by or on behalf of Bellhaven or Cuprum are in compliance with all applicable laws, regulations or orders and including, without limitation, all laws relating to environmental matters, waste disposal and storage and reclamation.

R. There are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to any of the mineral interests comprising the Concession and the conduct of the operations related thereto, nor has Bellhaven or Cuprum received any notice of same.

S. There is no adverse claim or challenge against or to the ownership of or title to any of the mineral interests comprising the Concession or which may impede the development of any of the mineral interests comprising the Concession, nor, to the best of the knowledge, information and belief of Bellhaven or Cuprum, after having made due inquiry, is there any basis for any potential claim or challenge, and, to the best of the knowledge, information and belief of Bellhaven and Cuprum, after having made due inquiry, no person has any royalty, net profits or other interests whatsoever in any production from any of the mineral interests comprising the Concession.

T. There are no actions, suits, proceedings or investigations (whether or not purportedly against or on behalf of Bellhaven or Cuprum), pending or threatened, which may affect, without limitation, the rights of Bellhaven or Cuprum to transfer any interest in and to the mineral interests comprising the Concession to Empire at law or in equity, or before or by any federal, state, provincial, municipal, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and, without limitation, there are no claims or potential claims under any relevant family relations legislation or other equivalent legislation affecting any of the mineral interests comprising the Concession. In addition, Bellhaven and Cuprum are not now aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

U. The documents which have been provided by Bellhaven and Cuprum to Empire, contain all material information regarding the mineral interests comprising and surrounding the Concession which is in either of their possession or control.

V. Bellhaven and Cuprum are not, nor will they be, in breach of any provision or condition of, nor have either of them done or omitted to do anything that, with or without the giving of notice or lapse or both, would constitute a breach of any provision or condition of, or give rise to any right to terminate or cancel or accelerate the maturity of any payment under, any deed of trust, contract, certificate, consent, permit, license or other instrument to which the they are a party, by which they are bound or from which they derive benefit, any judgment, decree, order, rule or regulation of any court or governmental authority to which Bellhaven or Cuprum is subject, or any statute or regulation applicable to either of them, to an extent that, in the aggregate, has a material adverse affect on them or on any of the mineral interests comprising the Concession.

W. On each date that a payment is due or to be made by Empire under this Agreement, Bellhaven and Cuprum shall give to Empire, prior to such payments, written notice of the 4particulars of each occurrence within Bellhaven's or Cuprum's knowledge after the date of this Agreement that if it had occurred before such date, would have been contrary to any of the representations, warranties or covenants contained herein.

X. The making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

     a. conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which Bellhaven or Cuprum are subject, or constitute or result in a default under any agreement, contract or commitment to which either of them is a party;

     b. give to any party the right of termination, cancellation or acceleration in or with respect to any agreement, contract or commitment to which Bellhaven or Cuprum is a party;

     c. give to any government or governmental authority, or any municipality or any subdivision thereof, including any governmental department, commission, bureau, board or administration agency, any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, license, control or authority issued to Bellhaven or Cuprum which is necessary or desirable in connection with the conduct and operations of the business of either of them and the ownership or leasing of their business assets; or

     d. constitute a default by Bellhaven or Cuprum, or any event which, with the giving of notice or lapse of time or both, might constitute an event of default, under any agreement, contract, indenture or other instrument relating to any indebtedness of either of them which would give any party to that agreement, contract, indenture or other instrument the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture or other instrument.

Y. Neither this Agreement nor any other document, certificate or statement furnished to Empire by or on behalf of Bellhaven or Cuprum in connection with the transactions contemplated hereby knowingly or negligently contains any untrue or incomplete statement of material fact or omits to state a material fact necessary in order to make the statements therein not misleading which would likely affect the decision of Empire to enter into this Agreement; and

Z. Bellhaven and Cuprum are not aware of any fact or circumstance which has not been disclosed to Empire which should be disclosed in order to prevent the representations, warranties and covenants contained in this section from being misleading or which would likely affect the decision of Empire, acting reasonably, to enter into this Agreement.

                                   ARTICLE III
                                   -----------

              PAYMENTS, EXPLORATION PROGRAM AND ADDITIONAL INTEREST
              -----------------------------------------------------

3.01 Combination of Payments and Exploration and Development Work. In exchange for making the payments set forth in Section 3.02 and funding the Exploration and Development Work set forth in Section 3.03, Empire shall earn a sixty five percent (6S%) interest in the Concession through ownership of 6S% of Cuprum's shares, and Cuprum's interest in the Concession, and Bellhaven's share ownership in Cuprum, shall be reduced to thirty five percent (3S%); provided, however, that in the event that Empire shall make less than the full payments due, but at least SO% of such amounts, Empire shall earn an interest in the Concession, and in Cuprum's shares, which shall be proportionally reduced from 6S%.

3.02 Payments. Empire shall, so long as it desires to continue the Agreement, make the following payments to Cuprum, each payment date being counted from the Effective Date of the Agreement:

     A. Within fifteen (15) days of the date of signing of this Agreement (the "Effective Date"), US$SOO,OOO in cash, and the issuance of US$4,000,000 worth of common shares of Empire common stock. The issuance of the Empire common shares will be in accordance with the schedule and provisions stated in Exhibit C.

     B.   At the first anniversary of the Effective Date US$5OO,OOO.

     C.   At the second anniversary of the Effective Date US$5OO,OOO.

     D.   At the third anniversary of the Effective Date US$5OO,OOO.



3.03 Exploration and Development Work. Empire shall, so long as it desires to continue the Agreement, fund Exploration and Development Work (as defined in subsection D below) by making the Exploration and Development Expenditures, as defined below, on the Concession pursuant to a budget and schedule which shall be agreed upon by the parties (the "Work Plan and Budget"). The Operator shall provide to Empire a Work Plan and Budget (as set forth in Section 4.02B) within sixty (60) days prior to each one year anniversary of the Effective Date for three years after the Effective Date. The parties agree to prepare and approve by mutual consent a Work Plan and Budget for the first twelve (12) months after the Effective Date. The expenditures incurred by Cuprum between the Effective Date and the first advance of exploration funds as per clause 3.03A, will be reimbursed to Cuprum and considered as part of the first year's exploration expenditures.

     A. First Phase: By the end of the twelfth (12th ) month after the Effective Date, as funding is required by the Work Plan and Budget, Empire shall have funded a minimum of US$2,000,000 of Exploration and Development Work as defined in Section 3.03D.

     B. Second Phase: By the end of twenty-four (24) months, as funding is required by the Work Plan and Budget, Empire shall have funded a cumulative total of US$9,000,000 of A Exploration and Development Work.

     C. Third Phase: By the end of thirty-six (36) months, as funding is required by the Work Plan and Budget, Empire shall have funded a cumulative total of US$15,OOO,OOO of Exploration and Development Work.

     D. "Exploration and Development Work" shall mean work conducted on or for the benefit of the Concession through making the Exploration and Development expenditures, as defined below. This work may include prospecting, searching, exploring for, developing, or producing minerals from the Concession; examining, measuring, sampling, or analyzing the shape, position, characteristics, and value of such mineral deposits; and, may include, without limitation, the acquisition, installation, and construction of mine, mill, and processing facilities, roads, pipelines, electric utilities, water supply and distribution systems, site preparation and removal of overburden.

3.04 General provisions Affecting Empire's Investment in Work. The following provisions shall govern Articles 3.02 and 3.03.

     A. Any expenditure by Empire on Exploration and Development Work exceeding one of the cumulative minimum requirements of Article 3.03 shall be fully credited to the future amounts set forth in Article 3.03.

     B. Empire may at its sole discretion elect to make any payment set forth in Article 3.02 before such payment is due. Empire may also at its sole discretion elect to make payments to Cuprum in lieu of funding Exploration and Development Work as set forth in Article 3.03. These payments will have the effect of accelerating the term under which Empire earns its interest in the Concession.

3.05 Definition of Exploration and Development Expenditures. "Exploration and Development Expenditures" shall mean and include all costs, expenses, liabilities or charges computed in accordance with accepted accounting practices consistently applied, incurred currently or accrued in connection with any Exploration and Development Work, including but not limited to the following:

     A. Geological, geophysical, and geochemical research, surveys and reconnaissance, exploratory and development drilling, excavation, metallurgical work, assays, laboratory and experimental expenses and on-site engineering and surveying, including third-party contractor services, consulting fees, and other data acquisition costs, including any such costs incurred on or after the Effective Date of this Agreement.

     B. Costs and expenses incurred in order to obtain permits and other authorization necessary to perform Exploration and Development Work and costs of complying with state, federal and local legal requirements, such as reclamation obligations, applicable to Exploration and Development Work.

     C. All expenses in connection with accounting for and maintaining or protecting title and/or mining rights to the Concession, including assessment work and expenses incurred in order to protect title to the Concession and the cost of all personal property, machinery, equipment or other tangible assets acquired, constructed or installed in the pursuit of Exploration and Development Work.

     D. All costs for development of the Concession, including without limitation all costs for the acquisition, installation and construction of mine, mill and processing facilities, roads, pipelines, electric utilities, and water supply and distribution systems, the costs of shafts and underground workings, the cost of all equipment and supplies acquired for development activities, and the costs of site preparation and removal of overburden.

     E. Costs of salaries and wages, insurance premiums, workers' compensation, Social Security (or its equivalent), employees' welfare, employees' payroll and benefit costs, medical and safety expenses, living and maintenance expenses while directly engaged in Exploration and Development Work and other similar employment costs incurred in connection with employment of salaried and hourly personnel directly engaged in Exploration and Development Work.

     F. Cost of acquisition of mining and mill site claims, permits, mineral rights, water rights, surface rights or any other ancillary rights or permits on or for the benefit of the Concession during the term hereof, including any such costs incurred on or after the Effective Date of this Agreement.

     G. Cost of transporting equipment, machinery, other assets and personnel to and from the Concession, the maintenance, the cost of upgrading or improving access roads to the Concession and paying reasonable fees, if any, for the use of any of the above, including any such costs incurred on or after the Effective Date of this Agreement.

     H. Any expenses related to a social-economic development program agreed with the Indian communities within the Project area of influence.

     I. To the extent not described above, any amount spent to keep in good standing, amend, eliminate, or satisfy any and all obligations required to maintain the Concession in good standing.

     J.   The prepayments allowed by Article 3.04B.

     K. Amounts reimbursed to a Party for outlays it makes to acquire properties within the Area of Interest.

     L. As compensation for Cuprums off-site administrative and office overhead, an initial charge equal to ten percent (10%) of the Exploration and Development Expenses for the first year of this Agreement, on the basis that such fee will be reviewed quarterly by Cuprum and Empire, and payments shall be made based on actual expenses such that the Operator is reimbursed its actual costs for acting as such but neither profits nor losses as a result of charging such spending by Empire on management and supervision costs directly related to Exploration and Development Work on the Concession such as trips to Panama, site visits, and supervisory and management meetings with Cuprum and consultants hired to perform work on the Concession.

3.06 Reporting and Access to Concession. During the term of this Agreement, Cuprum shall furnish to Empire reports of its Exploration and Development Work and Exploration and Development Expenses upon the Concession, in a format reasonably acceptable to Empire, within fifteen (15) days of the end of each calendar quarter. Cuprum shall, during normal business hours and on reasonable notice, make available to not more than two duly authorized representatives of Empire all information and data accumulated by Cuprum in conducting its Exploration and Development Work upon the Concession, provided that the examination and review by such representatives shall be at Empire's sole expense and shall not unreasonably interfere with Cuprum's Exploration and Development Work. Cuprum makes no representation or warranty, express or implied, as to the completeness or accuracy of any information or data made available to Empire hereunder or to the fitness or suitability of such information or data for any particular purpose.

3.07 Minerals Produced During This Agreement. In the event that during the term of this Agreement minerals or other materials of commercial value are recovered by the Concession, the same shall be retained by the parties according to their respective undivided interest at the time. In the event that this Agreement is terminated prior to Empire having obtained an interest in the Concession, such minerals and other materials shall be distributed solely to Cuprum.

3.08 Option to Earn an Additional Interest. Upon completion of the Payments and Exploration Program provided for in Articles 3.02 and 3.03, Empire shall have the option to earn an additional ten percent (10%) interest in the Concession and an additional ten percent (10%) of Cuprum's shares (the "Additional Interest"), by completing a Bankable Feasibility Study ("BSF") as defined in Exhibit D. If at the end of the third Anniversary of the Effective Date, Empire has not completed a BSF for Empire to continue this Agreement, Empire's cumulative work expenditures of US$15,000,000 (along with the US$2,000,000 paid pursuant to Section 3.02, the "Cumulative Amount") as provided in Article 3.03, will be increased by US$l,000,000 in each successive six (6) months until the BSF is completed. Upon completing a BSF on the property supporting the development of a mineable reserve, Empire will earn an additional ten percent (10%) interest in the Concession and 10% of Cuprum's shares, increasing its interest to seventy-five percent (75%) and reducing Cuprum's interest in the Concession, and Bellhaven's shares in Cuprum, to twenty-five percent (25%).

3.09 Completion of Investment and Transition to Operating Agreement. Upon completion of all of the payments according to Article 3.02 and all of the Exploration and Development Work according to Article 3.03, the Terms and Conditions of the operating agreement attached in Exhibit E (the "Operating Agreement") will become effective reflecting the existing participating interest of the parties at the time.

3.10 Third Party Investment. In the event that Empire shall introduce a third party mining company (a "TPMC") which shall agree to pay any amount in excess of the portion of the Cumulative Amount which has not then been paid by Empire, then Empire shall immediately earn the Earned Interest and shall earn the Additional Interest upon the completion of the BSF, whether done by empire or the TPMC. Any interest in the Concession or Cuprum's shares earned by the TPMC pursuant to its agreement with Cuprum and/or Bellhaven shall proportionately reduce the interests held by Empire, Bellhaven and Cuprum.

3.11 Suspension of Operations and Funding. At any time that the price of copper shall fall below US$1.25 for a period of 20 consecutive trading days on the London Metals Exchange (the "Minimum Level"), all activities and funding shall be suspended on such date, unless otherwise agreed by the parties, until such time as the copper price rises above the Minimum Level for a period of ninety
(90) days, or such shorter period of time as may be agreed upon by the parties. In any event, this suspension period cannot exceed 12 consecutive calendar months.


                                   ARTICLE IV
                                   ----------

                                    OPERATOR
                                    --------

4.01 Designation: The parties hereby designate Cuprum as the operator to manage, supervise, direct, and control Exploration and Development Work as defined in Sections 3.03D and 3.05. Cuprum and Empire shall jointly agree on all exploration plans prior to implementation of any work on the property and Empire shall have sole final approval of all exploration budgets and spending. Empire shall, at its sole discretion, have the right to terminate Cuprum as operator at any time with or without cause after it has acquired a 50% equity position in the property. Empire shall give Cuprum 30 days notice of its intent to terminate Cuprum as operator.

4.02 Operator's Rights and Duties: The Operator shall in accordance with the provisions of the Agreement:

     A. Manage, direct and control the Exploration and Development Work as defined in Article 3.05 in accordance with approved Work Plans.

     B. Prepare a yearly Work Plan and Budget. This Work Plan and Budget will be submitted within 60 days of the beginning of each calendar year to Empire for its approval.

     C. Prepare and deliver to Empire quarterly (every three months) reports covering progress and expenditures in accordance with Article 3.06.

     D. Take all actions and incur such expenditures as are required to maintain the title and interest of the parties in and to the Concession in accordance with this Agreement including, without limitation, the payment of all taxes, royalties, rents, and other amounts required to be paid with respect to the Concession and the performance of all duties required to maintain the interest of the parties in and to the Concession.

     E. Have the right to make or incur expenditures as it deems necessary in compliance with the Work Plan and Budget approved by the Parties.

     F. Arrange for and carry out operations on and with respect to the Concession, including but not limited to obtaining such competent consultants, technicians, agents and independent contractors as may be required therefore and purchase such materials, supplies, equipment and services as maybe required in connection with operations and enter into such contracts as may be necessary in connection therewith.

4.03 Resignation, Removal or Change of Operator: Operator shall be deemed to have resigned from its duties and obligations upon the occurrences of any of the following:

     A.   Upon voluntary resignation.

     B. By transfer of Operator's entire interest in the Concession to the Non-Operator or a third party, with the written consent of Empire, such consent not to be unreasonably withheld.

     C. If Operator defaults in any of its duties and obligations hereunder, as determined pursuant to Article 4.02.

     D. By voluntary or involuntary liquidation, insolvency or termination of Operator's corporate existence.

     E.   By court order for cause.

     F.   By majority vote of the Parties.


4.04 Operator's Default and Remedies of Non-Operator:

     A. Notice: Failure of the Operator to perform any material obligation imposed upon it hereunder in a timely manner shall constitute an event of default by Operator in its capacity as Operator, but shall not be an event of default under Article VII hereof. The Non-Operator shall have the right to give the Operator a Notice of Default, which shall be in writing, shall set forth the nature of the default, and shall set forth the date by which such default must be cured or by which such cure shall be initiated, which date shall be at least thirty (30) days after receipt of the Notice of Default.

     B. Remedies: If within such thirty (30) day period the Operator cures or begins to cure such default, the Notice of Default shall be inoperative. If, however, the Operator within said thirty (30) day period does not cure such default or substantially cure such default in the event that such default reasonably requires longer than 30 days to cure or, if within such thirty (30) days period the Operator notified the Non-Operator that it disputes the existence of the alleged default and thereafter fails to cure or substantially cures any such default in the event that such default reasonably requires longer than 30 days to cure within thirty (30) days after a final decision by a court of law that the Operator was in default, the Operator may be replaced by the Non-Operator and or its assigns.

4.05 Operator's Compensation: The Operator's Compensation will be as set forth in Section 3.05.L:

4.05 Board of Directors of the Operator: The Board of Directors of the Operator will be composed of three (3) directors, one of them nominated by Empire. To this effect, within 30 days of the Effective Date, Empire will communicate to the Operator the person who will occupy a seat in the Board of Directors of the Operator and within ten (10) calendar days from such communication, the Operator will proceed to register the new director at the Public Registry of Panama, in the event the Operator is a Panamanian corporation, or with such other equivalent authority in another country.

4.06 Amendment to Cuprum Articles of Incorporation. Upon execution of the Agreement, Cuprum shall record an amendment to the Articles of Incorporation of Cuprum in order to establish the obligation of the Board of Directors to require the approval of the majority of the issued and outstanding shares of Cuprum, either in escrow or not, in order to borrow money, buy, sell, exchange, pledge or mortgage the Cuprum property, including the Concession.

4.07 Manager to the Operator. The Operator shall at all times have a manager or equivalent position which shall be filled by a person chosen by mutual consent by Cuprum and Empire.

4.08 Exploration Agreement with Ngobe-Bugle Indian Reservation. The parties acknowledge that Cuprum has signed an Exploration Agreement with the Ngobe-Bugle

     Indian Reservation dated 28th of July, 2004, whereby Cuprum is obliged to develop a social--economic programs with the Indian communities within the Concession mining zone. The agreement includes the establishment of an Operating Committee formed by representatives of Cuprum and the Indian Reservation. Failure of Cuprum to comply with the aforementioned exploration agreement due to reasons imputable to Empire, would be a cause of non-compliance by Empire and therefore of termination to the Agreement as provided in Clauses VI and VII of this Agreement, as it would jeopardize Bellhaven's credibility and representations with other agreements signed with the Indians related to other properties outside the Concession where Belhaven has an interest.


                                    ARTICLE V
                                    ---------

        MAINTENANCE OF THE CONCESSION; ACQUISITIONS OF ADJACENT PROPERTIES
        ------------------------------------------------------------------


5.01 Maintenance. Beginning with the execution hereof and continuing until this Agreement is terminated or its terms are superseded, as provided in this Agreement, by the Operating Agreement, Cuprum shall, with all due care and responsibility, take all actions required by the terms and conditions of the Concession to maintain the Concession in good standing.


5.02 Acquisitions of Adjacent Properties. In the event that any party to this Agreement or its affiliates shall acquire any property that is within three (3) kilometers of any portion of the Concession (an "Adjacent Property") or an area of influence which has been defined as a result of the exploration work on the Chorcha Property or in the spirit of the work conducted by the joint venture, such party shall contribute such Adjacent Property, and all rights therein and thereto, to Cuprum and the interest in any concession on the Adjacent Property shall be conveyed to the parties in proportion to their ownership of Cuprum and the Concession. Same rule shall apply to any other property outside the Concession which upon the combined work of the Parties is identified by any of the parties to have a mining potential. Any concession areas that fall outside the parameters of "Adjacent Properties" acquired by Cuprum or its affiliates, Empire will have a first right of refusal to acquire them from Cuprum or its affiliates or by means of a joint venture with Cuprum or its affiliates.



                                   ARTICLE VI
                                   ----------

                                TERM; TERMINATION
                                -----------------


6.01 Term. The term of this Agreement shall commence as of the Effective Date and shall continue for a period of not more than seventy-two months thereafter unless sooner, terminated, ~ forfeited or surrendered in the manner herein provided.

6.02 Termination. Empire shall, at any time after the payment of US$500,000 and the initial expenditure ofUS$2,000,000 in Exploration and Development Work, have the right to terminate this Agreement by giving Cuprum thirty (30) days written notice as provided in Section 9.09B hereof, whereupon Empire shall have no further liability for payments, or in connection with the Concession.

6.03 Empire Indemnity Agreement. Empire agrees to indemnify, defend, and hold harmless Cuprum, its affiliates, and their employees, officers, directors and representatives from and against any and all liability, loss, damage, cost, or expense that Cuprum, its affiliates, or their employees, officers, directors and representatives may hereafter incur, suffer, or be required to pay by reason of negligence or willful misconduct on the part of Empire or its employees, officers, directors, or representatives in performing its obligations pursuant to this Agreement, including without limitation any breach of its obligations hereunder. Empire's obligation to indemnify and hold harmless Cuprum, its affiliates, and its employees, officers, directors, and representatives shall, with respect to injuries or damages that were incurred during the term hereof, survive the expiration or earlier termination of this Agreement.

6.04 Cuprum Indemnity Agreement. Cuprum hereby agrees to indemnify and hold Empire harmless from any and all claims, causes of action, liabilities, payments, obligations, expenses or losses arising or incurred after the Effective Date of this Agreement with respect to the Concession. Cuprum shall indemnify, defend and hold Empire harmless for all cost, loss, expense or liability directly resulting from work or operations by Cuprum or of its possession or occupancy of the Concession during the effectiveness of this Agreement, including all costs of reclamation required solely by reason of Cuprum's operations.


                                   ARTICLE VII
                                   -----------

                              DEFAULT AND REMEDIES
                              --------------------


7.01 Events of Default by Empire. The following events shall constitute events of default by Empire:

     A. Failure to make at least 50% of any payments required to be made by Empire pursuant to the Concession within ten (10) days after receipt by Empire of written notice by Cuprum to Empire of Empire's failure to do so, provided that if Empire fails to make any payments other than the initial US$500,000 due hereunder or fails to fund any Exploration and Development Work subsequent to that contemplated in Article 3.03A, then Empire shall be deemed to have elected not to earn any further interest and the Agreement is terminated.


     B. Breach by Empire of any representation of warranty or failure to perform any other obligation under this Agreement unless: (i) the failure is corrected within thirty (30) days after written notice to Empire from Cuprum of the failure; or (ii) if the failure is one that cannot be corrected within thirty (30) days and Empire begins correction of such failure to perform within reasonable diligence until a cure is effected; or (iii) if within said thirty (30) day period Empire gives Cuprum notice that it dispute the existence of the alleged default within thirty (30) days after a final decision by a court of law that Empire was in default.

7.02 Events of Default by Cuprum or Bellhaven. Breach by Cuprum or Bellhaven of any representation or warranty or failure to perform any other obligation under this Agreement shall constitute a default by Cuprum and Bellhaven unless: (i) the failure is corrected within thirty (30) days after written notice of Cuprum or Bellhaven from Empire of the failure; or (ii) if the failure is one that cannot be corrected within thirty (30) days and Cuprum or Bellhaven begins correction of such failure to perform within such thirty (30) days, and continues corrective efforts with reasonable diligence until a cure is effected; or (iii) if within said thirty (30) days period Cuprum or Bellhaven give Empire notice that it disputes the existence of the alleged default and Cuprum or Bellhaven shall not have commenced correction of the default within thirty (30) days after a final decision by a court of law that Cuprum or Bellhaven were in default.


7.03 Remedies of Cuprum or Bellhaven. In the event of default by Empire, Cuprum or Bellhaven may exercise anyone or more of the following remedies:

     A.   Terminate this Agreement.

     B. Cure the default, and in such event Empire shall, immediately, reimburse Cuprum or Bellhaven for all its costs in connection with cure including interest as provided below.

     C. Pursue any other remedies through the International Chamber of Commerce (ICC) Court of Arbitration.

Any amounts determined to be owing hereunder shall bear interest at the lesser of (i) the highest rate permitted by law or (ii) the commercial prime rate as determined by the LIBOR plus one percent (1%). Each right and remedy provided for in this Agreement shall be cumulative and shall be in Agreement whether now or hereafter existing at law or by statute or otherwise.

7.04 Remedies of Empire. In the event of default by Cuprum or Bellhaven, Empire may exercise anyone or more of the following remedies:

     A.   Terminate this Agreement.

     B. Cure the default, and in such event Cuprum shall, immediately, reimburse Empire for all its costs in connection with cure including interest as provided below.

     C.   Pursue any other remedies through the ICC Court of Arbitration.

     In case that the judgment on the legal process presented by Geo Minas, S.A, as described in Article 2.01 (B) above, turns out to be favorable to Geo-Minas S.A., and thus affecting the rights of Cuprum over the Concession, it shall be considered an event of default by Cuprum or Bellhaven and the remedies contemplated herein in favor of Empire shall apply.

Any Amounts determined to be owing hereunder shall bear interest at the lesser of (i) the highest rate permitted by law or (ii) the commercial prime rate as determined by the LIBOR plus one percent (1%). Each right and remedy provided for in this Agreement shall be cumulative and shall be in Agreement whether now or hereafter existing at law or by statute or otherwise.

7.05 Limitation on Remedies. The parties agree that notwithstanding the provisions of Sections 7.03 and Section 7.04 hereof, neither Party shall be entitled to claim damages for loss of 14 title to any mining claim concessions, mineral leases, or other mineral interests hereunder in excess of the actual cost of relocation or reacquisition except as may be otherwise provided in the Leases.


                                  ARTICLE VIII
                                  ------------

                                ESCROW PROVISIONS
                                -----------------


8.01 Escrow Agreement. Bellhaven, Cuprum and Empire ("The Parties") have agreed to place sixty-five percent (65%) of the share capital of Cuprum, in escrow until this agreement is fulfilled or terminated, according to the terms and conditions of the Escrow Agreement annexed hereto as Exhibit E.

The Parties agree to sign the Escrow Agreement set forth in Exhibit F on the Effective Date of this Agreement.


                                   ARTICLE IX
                                   ----------

                               GENERAL PROVISIONS
                               ------------------


9.01 Other Opportunities of the Parties. This Agreement is, and the rights and obligations of the parties are, strictly limited to the Concession and the parties shall have the free and unrestricted right to independently engage in and receive the full benefits of any and all business ventures of any sort whatever or not competitive with the activities undertaken pursuant hereto, without consulting the other or inviting or allowing the other to participate therein. Neither of the parties shall be under any fiduciary or other duty to the other which will prevent it from engaging in or enjoying the benefits of any competing ventures or ventures within the general scope of the activities contemplated by this Agreement.

9.02 Confidentiality. The parties hereto are to treat all data, reports, records and information relating to the Concession and this Agreement as confidential ("Confidential Information"). Confidential information shall not be release to any person or entity not a party to this Agreement, except to auditors, counsel, investment bankers, institution provided that non-party uses of Confidential Information shall be strictly limited to those purposes necessary for non-party users to perform the function for which they were retained by the parties. Notwithstanding the foregoing, Confidential Information may be disclosed by a party to this Agreement to persons other than those set forth above upon the written consent of the other (non-disclosing) party which such consent shall not be unreasonably withheld.

For purposes of this Agreement, Confidential Information shall include all information that is not known by or avail able to the public and concerns the business or affairs of a Party, including existing projects and those in development; the identity of business partners or prospective business partners of a Party, including the relationship established by this Agreement; the terms, conditions, and prices or proposed terms, conditions, and prices of any contract, including this ~ Agreement; and any other information identified by a Party as confidential or proprietary Confidential Information shall not include any information that was previously known to a Party, information independently developed by such Party, information rightfully acquired by a Party from a third party without restriction, or information that is or becomes part of the public domain through no breach by the Party of its obligations under this Agreement. Notwithstanding the foregoing provisions of this Article 9, a Party or its Representatives may disclose Confidential Information if, and only to the extent, it is required to do so by the disclosure requirements of any law, rule, or regulation or any order, decree, subpoena, or ruling or other similar process of any court or governmental or applicable regulatory authority, including the requirements of any public stock exchange. Prior to making or permitting any of its Representatives to make such disclosure, the Party seeking to make such disclosure shall provide the other Party with written notice of any such requirement so that such other Party can seek a protective order or other appropriate remedy, if so desired.

9.03 General Access to Concession. During the term of this Agreement, Empire and its duly authorized agents, employees and representatives, at its and their sole risk and expense and upon giving to Cuprum notice, shall have access to the Concession during normal business hours to observe Cuprum's activities thereon, provided that such access and observation does not unreasonably interfere with or delay the conduct of Cuprum's activities upon the Concession.

9.04 Memorandum of Agreement for Official Purposes. Simultaneously with the execution hereof, the parties shall execute a document of sufficient detail to be submitted to the Ministry of Commerce of the Republic of Panama for approval of the transaction contemplated hereby as required by Article 107 of the Code of Mineral Resources of the Republic of Panama. Such document will not refer to the financial terms of the Agreement, unless disclosure of such financial terms is absolutely necessary to obtain the approval of the Ministry of Commerce of the Republic of Panama.


9.05 Applicable Law. This Agreement shall be governed by and construed in accordance with the substantive law of Panama. This English version of the Agreement and the International Chamber of Commerce Court of Arbitration under the International Chamber of Commerce rules of Arbitration shall govern all disputes, which shall be arbitrated in Toronto, Canada.

9.06 Force Majeure. No party shall be deemed to be liable to any other or in default under this Agreement for any failure or delay in performing any of its covenants or agreements (other than maintaining the Concession) caused by or arising out of any act not within the reasonable control the party including, without limitation, acts of God, strikes, lockouts or other industrial, disputes, acts of the public enemy, war, riots, lightning, fire, storm, flood, explosion, litigation, governmental delay and restraints (including, but not limited to environmental controls or the inability to obtain necessary permits), unavailability of equipment, materials or labor, or any other failure or delay similar to those above mentioned, provided that the party of such occurrence within thirty (30) days after it commences or is discovered. Settlement of strike or labor disputes shall be entirely within the discretion of the party experiencing the difficulty. Except for any party shall be affected for failure or delay of that party to meet any conditions or terms of the Agreement where such failure or delay is caused by any of the events referred to above, and all times provided for in this Agreement (including time period within which the Exploration and Development Work are required to be extended from a period equal to the period of delay; provided, however, that the party experiencing such delay acts diligently to remove the cause of such delay and the performance shall be resumed within a reasonable time after such cause has been removed.

Notwithstanding the above general provision, in the event Cuprum is or becomes subject, at any time, to environmental regulations or governmental restrictions ("environmental regulations or governmental restrictions" shall include any governmental law, rule, order, regulation, policy, proposal, action or inaction, or restriction relating to air pollution, water pollution, surface mining, surface effects of mining, or land use) which prohibit or materially affect any operations hereunder or planned to be carried out hereunder and if Aurum has used its best efforts to timely obtain necessary permits and comply with such regulations and restrictions in accordance with generally accepted industry practices, Cuprum shall have the right to declare the existence of a condition of force majeure during the period in which Cuprum is in good faith seeking a feasible method to comply with, be exempted from, modify, obtain necessary permits or licenses under, or prevent the enactment or promulgation of said environmental regulations or governmental restrictions.

9.07 Relationship of Parties. Each of the parties shall be responsible only for its obligations and liabilities as set forth in this Agreement and neither party shall have any authority to act for or to assume any obligations or responsibility on behalf of the other party. Nothing contained in this Agreement shall be deemed to constitute any party the partner of the other or the agent or legal representative of the other or to create any fiduciary relationship between them. Each party agrees to indemnify and hold harmless the other against any and all losses, claims, damages and liabilities arising out of any act taken by such party, its directors, officers, agents or employees, on behalf of such other party, except pursuant to authority expressly granted herein or otherwise agreed to between the parties.

9.08 Cuprum Operating Standard. Cuprum shall conduct all of its operations on the Concession in full compliance with all applicable laws and regulations. Cuprum shall operate and maintain any camp it may locate on the Concession.


9.09
     A.   Payments to Cuprum and Notices. All payments payable pursuant to
          Article 3 shall be made in United States dollars. Empire shall not have any obligation whatsoever with respect to the distribution of any such payment to any person or persons entitled thereto or to any part hereof.

     B. Any notice, election, report or other correspondence required or permitted hereunder shall be in written and shall be sufficiently and timely according to the following: (i) if delivered personally to an officer of the party to whom directed, (ii) If sent by registered or certified United States mail, postage prepaid, return receipt requested, effectiveness shall be the date of posting, (iii) If sent by telegraph with all necessary charges fully prepaid, confirmation of delivery requested, which shall be effective on the date of transmission, (iv) If sent by telex to the number set forth below, is any, which shall be effective on the date of transmission. All such notices shall be effective to the parties to whom directed at its address below specified.

         Empire:            Empire Minerals Corporation 410 Park Avenue
                            15th Floor
                            New York, NY 10022
                            USA
                            Attention: Pini Althaus
                            Tel: 1 (212) 231-8171
                            Fax: 1 (212) 202-4015
                            Email: pini@empireminerals.com


         Cuprum and
         Bellhaven:         Cuprum Resources Corp. and,
                            Bellhaven Copper & Gold, Inc.
                            Apartado 0834-01303
                            Panama City, Panama
                            Attention: Alfredo Burgos and,
                            Julio C. Benedetti
                            Tel: 011-[507] 226-1769
                            Fax: 011-[507] 226-1091
                            Email: aburgos@cwpanama.net
                            Email: j.benedetti@bellhavencg.com

                            With copy to: Benedetti & Benedetti
                            Edif. Comosa, 21 Floor
                            Apartado 4150
                            Panama City, Panama 5
                            Attention: Alida Benedetti
                            Email: abenedetti@psi.net.pa

          Any party may at any time change its address or fax number for receipt of notice by giving written notice of such change of address to the other party in the manner specified in this Article 7.09.

     C. In calculating due dates in terms of months, the applicable due dates shall, unless affected by a suspension pursuant to Article 9.06, be the same corresponding numerical day of the month as the Effective Date or, if there is no such corresponding date (such as might be the case in February or a 30 day month), the first day of the next month.

9.10 Effect of Titles. The titles of the Articles of the Agreement are for the purpose of reference only and shall not in any way affect the meaning or interpretations of its provisions.

9.11
     A. Assignment to Related Entity. Either party may freely transfer or assign, without the other party's consent, its rights in this Agreement to any affiliate or any successor corporation by merger, consolidation or reorganization.

     B. Assignment to Third Parties. Subject to the right of first refusal described in Section 9.11C hereof, transfer or assignment by either party of any or all of its interest in this Agreement to any party, other than as permitted herein, shall require the prior written consent of the other party, which shall not be unreasonably withheld.

     C. Right of First Refusal. If either party desires to sell or otherwise dispose of all or any part of its interest in this Agreement, it shall first offer the interest to the other party, stating the interest proposed to be sold or otherwise disposed of, the offering price (which may include deferred payments), and other terms and conditions of sale. The other party may accept the offer by notice to the offering party given within sixty (60) days following the effective date of the offering party's offer. If no party accepts the offering party's offer, the offering party may sell or otherwise dispose of the interest offered at a price and upon terms and conditions not less favorable to it than those offered, provided that the sale or other disposition is effectuated within one hundred twenty (120) days from the effective date of the offering party's offer.

     D. Effective Date of Assignments. Any assignment shall be effective and binding on the first day of the calendar month following that in which the assignor and assignee shall have delivered to the other party notice of such assignment together with an assumption agreement.

9.12 Non-Waivers. The failure of either party at any time to require performance of the other party of any provision of this Agreement shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provisions thereof by either party be held to be a waiver of any succeeding breach of such provisions or as a waiver of the provision itself.

9.13 Entire Agreement. This Agreement (including Exhibits A thru F) shall constitute the complete understanding of the parties with respect to the Concession and the subject matter hereof, all previous agreements with respect thereto being expressly rescinded and replaced hereby, and no modification or alteration of this Agreement shall be effective unless in writing executed subsequent to the date hereof by both of the parties. No other representations or agreements shall be binding upon the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.







CUPRUM RESOURCES CORP.


By /s/
   -----------------------------------
Title  President
      --------------------------------
Date  6 March, 2007
      --------------------------------

BELLHAVEN COPPER & GOLD, INC.


By /s/
   -----------------------------------
Title  President
      --------------------------------
Date  March 6, 2007
      --------------------------------



EMPIRE MINERALS CORP.


By /s/
   -----------------------------------
Title  Chief Executive Officer
      --------------------------------
Date   March 6, 2007
      --------------------------------

                                      List of Exhibits

Exhibit A: Concession Description and Map

Exhibit B: Concession Contract (English translation)

Exhibit C: Schedule and Provision for issuance of Empire shares

Exhibit D: Bankable Feasibility Study Definition

Exhibit E: Operating Agreement

Exhibit F: Escrow Agreement

Exhibit G: Accounting Procedure

Exhibit H: Net Profits Definition